Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE                            DRAFT 4/28/2005 2:20 PM

GRAMERCY CAPITAL CORP. ANNOUNCES

$150 MILLION INCREASE TO MASTER REPURCHASE AGREEMENT

NEW YORK, N.Y. — April 28, 2005 — Gramercy Capital Corp. (NYSE: GKK) announced today it has obtained an increased commitment amount under an existing master repurchase agreement provided by Wachovia Bank and certain of its affiliates from $350 million to $500 million, which $150 million increase includes the consolidation of a separate, previously existing $50 million credit facility.  Additionally, the initial term of the master repurchase facility was modified to reflect staggered maturities as follows: $250 million matures in August 2007; $150 million matures in December 2007; and the remaining $100 million matures in June 2008.

These modifications increase the Company’s total debt capacity from $625 million to $725 million.

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Company Profile

Gramercy Capital Corp. is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity investments, and credit tenant net lease investments involving commercial properties throughout the United States. Gramercy Capital Corp. is headquartered in New York City.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.